Exhibit 99:
Press Release dated August 3, 2005.

Littlefield Corporation Announces Fifth Consecutive Quarter of Substantially Improved Earnings
Wednesday August 3, 6:25 pm ET

AUSTIN, Texas--(BUSINESS WIRE)--Aug. 3, 2005--Littlefield Corporation (OTCBB: LTFD) today announced earnings for the second quarter 2005. Results were substantially improved when compared to the second quarter of 2004. This is the fifth consecutive quarter of substantially improved operating earnings.

In evaluating this announcement careful consideration must be given to the discussion of extraordinary and non-recurring income and expense items in order to develop an accurate assessment of performance. These items are explained later in this report.

Highlights, including all extraordinary and non-recurring income and expense items, for the quarter are as follows:

1. Net income for the quarter was $474,459 which is a 71% increase or approximately $196,000 from the comparable quarter in 2004. This is particularly significant as the Company had extraordinary legal fees of approximately $405,000 during this quarter.

2. Earnings per share for the quarter were $0.553 and YTD EPS is $0.071 which represents a 66% increase and a 142% increase respectively on a base of 204,555 additional shares outstanding.

3. Total revenue increased for Q2-2005 as compared to Q2-2004 over $280,000 or 10%.

4. Hospitality revenue increased by 19% or $206,603 for the quarter. YTD hospitality revenue is up 15% or almost $260,000. This improvement in revenue may be rightfully interpreted as a meaningful improvement and one that reflects the changing fortunes of hospitality in an improving economy.

5. Entertainment revenue increased by 5% or approximately $78,000 with the bulk of the improvement in Alabama which saw a 48% increase of almost $116,000. This is particularly gratifying as Alabama had been lagging for some time due to furious competition.

The Company had the following extraordinary and non-recurring items during the quarter:

1. The Company realized interest income of $543,060 on the Heep Note. The Heep Note, which had been mired in a bankruptcy proceeding, was substantially paid during the quarter. In accordance with GAAP, interest had not been recognized until receipt. This item does not impact the operating performance of either entertainment or hospitality.

2. The Company recognized a gain of $124,733 on the payment of deferred compensation during the quarter. This deferred compensation, which had been tied to the price of the Company's stock, had been expensed during prior periods and the amount of the expense was reduced when paid. This item does not impact the operating performance of either entertainment or hospitality.

3. The Company realized a $9,312 investment gain on the sale of certain securities held in a lease security account. This item does not impact the operating performance of either entertainment or hospitality.

4. The Company wrote off bad debts totaling $129,597 attributable to Texas and South Carolina. This expense does impact the operating performance of entertainment.

5. The Company paid legal settlements totaling $100,000 to settle two litigation matters and incurred legal fees and expenses totaling $305,361 during the quarter. This total, $405,361, compares to a Q2-2004 total of $8,700. This is a meaningful extraordinary expense which diminishes the Company's reportable income. This item does not impact the operating performance of either entertainment or hospitality.

The following report is based upon accounts that have not yet been reviewed by the Company's auditors. Any modifications as a result of that review will be highlighted in the Company's 10-QSB filing, and, if material, will be addressed in a subsequent press release.

REVENUE:

QUARTERLY                   Q2-2005     Q2-2004   Variance  % Change
----------------          ----------- ----------- --------- ---------
LTFD Corporation          $2,997,519  $2,716,623  $280,896     10%
Entertainment              1,692,090   1,613,663    78,427      5%
Hospitality                1,301,113   1,094,510   206,603     19%

Revenue is not impacted by extraordinary or non-recurring income or expense items. Q2-2005 Revenue increases were realized in both Hospitality and Entertainment.

Word of Mouth revenue was up 27% and Premiere revenue was up 10%. This disregards the accounting treatment of intra-cost center adjustments. Word of Mouth had the very best April ever in its history. In addition, Premiere has recently booked the very best July in its history.

The improvement in revenue is an important development as it reinforces an observation made last quarter in regard to our lines of business having bottomed out in Q3-2004 and steadily improving thereafter. The trend assessment is based upon the following information.

TREND OF REVENUE
 INCREASES          Q1-2004 Q2-2004 Q3-2004 Q4-2004  Q1-2005 Q2-2005
----------------    ------- ------- ------- -------- ------- --------
LTFD Corporation     (6%)    (2%)      1%      9%      11%     10%
Entertainment        (6%)     1%      15%     11%      10%      5%
Hospitality          (6%)    (8%)    (29%)     6%       5%     19%

YTD                          2005        2004     Variance  % Change
----------------          ----------- ----------- --------- ---------
LTFD Corporation          $5,487,235  $4,944,896  $542,339     11%
Entertainment              4,491,787   3,249,729   242,058      7%
Hospitality                1,938,427   1,678,617   259,810     15%

The improvement in revenue has now been booked for the first two quarters of 2005 and if comparable history is a valid, but cautious, indicator of a continuing trend then it would not be unreasonable to expect a continuing trend which would result in revenue improvements of approximately $1,000,000 for the year.

NET INCOME

QUARTERLY                      Q1-2005   Q1-2004  Variance  % Change
----------------              --------- --------- --------- ---------
LTFD Corporation              $474,459  $278,224  $196,235     71%
Entertainment                  471,505   595,042  (123,537)   (21%)
Hospitality                     46,241    61,152   (14,911)   (24%)

Net Income improved a meaningful amount in Q2-2005. Net income for LTFD Corporation was built of extraordinary income items totaling $677,105 and extraordinary expense items totaling $534,958. Entertainment income was flat when the $129,597 writeoff of bad debts is taken into consideration. Hospitality income should have been better given the magnitude of revenue increases.

YTD                            2005       2004    Variance  % Change
----------------            ---------- ---------- --------- ---------
LTFD Corporation             $601,768   $243,185  $358,583    147%
Entertainment               1,180,157  1,213,446   (33,289)    (3%)
Hospitality                  (195,469)  (288,613)   93,144     32%

Corporate income would have been up substantially more absent the payment of settlement expenses and legal fees discussed earlier. This is a meaningful development as these expenses are not likely to recur. Entertainment income would have been up modestly absent the bad debt writeoff. Almost 36% of the improvement in Hospitality revenue has been captured in income improvement.

EBITDA:

EBITDA for Q2-2005 is derived as follows:

QUARTERLY                         LTFD Corp Entertainment Hospitality
------------------------------    --------- ------------- -----------
Net Income                        $474,459      $471,505     $46,241
Interest, Taxes, Depreciation,
 Amortization                      337,476       160,432     116,659
EBITDA                            $811,935      $631,937    $162,900

QUARTERLY                      Q2-2005   Q2-2004  Variance  % Change
----------------              --------- --------- --------- ---------
LTFD Corporation              $811,935  $593,435  $218,500     37%
Entertainment                  631,937   761,666  (129,729)   (17%)
Hospitality                    162,900   159,823     3,077      2%

EBITDA, which is a rough measure of the Company's ability to generate cash flow from operations, increased by 37% for the quarter when compared to the Q2-2004. The inclusion of extraordinary and non-recurring items was a significant contributor to this total. Both Entertainment and Hospitality contributed to positive EBITDA while the reduction in Entertainment EBITDA was entirely attributable to the bad debt writeoff.

YTD                           2005        2004    Variance  % Change
----------------           ----------- ---------- --------- ---------
LTFD Corporation           $1,247,390   $867,240  $380,150     44%
Entertainment               1,506,665  1,535,285   (28,620)    (2%)
Hospitality                    13,722    (93,724)  107,446

The negative variance in Entertainment is attributable to the bad debt writeoff while Hospitality improved measurably.

CORPORATE OVERHEAD:

                               2005      2004     Variance  % Change
                            ---------- --------- ---------- ---------
1st QUARTER                  $654,760  $327,328  ($327,432)  (100%)
YTD                         1,013,583   629,250   (384,333)   (61%)

Corporate overhead for the quarter would have been quite good absent the magnitude of legal settlements, fees and expenses totaling $405,361 as compared to less than $9,000 in the comparable quarter of 2004.

EARNINGS PER SHARE

QUARTERLY                    Q2-2005    Q2-2004   Variance  % Change
------------------          ---------- ---------- --------- ---------
Earnings                     $474,459   $278,224  $196,235     71%
Shares Outstanding          8,583,509  8,378,954   204,555      2%
Earnings/share                $0.0553    $0.0332   $0.0221     66%

Earnings per share improved from 3.32 cents per share to 5.53 cents per share, a 66% improvement with an addition of 204,555 shares outstanding. The additional shares outstanding are attributable to the exercise of employee stock options during 2005.

YTD                            2005       2004    Variance  % Change
------------------          ---------- ---------- --------- ---------
Earnings                     $601,768   $243,185  $358,583    147%
Shares Outstanding          8,583,509  8,378,954   204,555      2%
Earnings/share                $0.0701    $0.0290   $0.0411    142%

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

"This quarter was an interesting quarter which made a bit more difficult to immediately understand because of the impact of extraordinary and non-recurring items. In my view, it was a good quarter and encouraging of better things to come. As always, there are a few areas which require our attention and there always will.

"Of particular note is the 19% improvement in Hospitality revenue which is a solid indicator of more events sold but it is troubling that more of that improvement did not fall to the bottom line. This is an area of continuing emphasis to ensure that increased revenue results in increased income. The improvement was in both Word of Mouth and Premiere. Increased revenue is a very important development.

"The improvement in Alabama bingo revenue and income is a welcome addition but it is offset by the writeoff of bad debt associated primarily with Texas bingo halls. We have a few, but very few, problems in isolated locations in Texas which must be aggressively addressed including consideration of closing individual bingo halls which are a drag on earnings.

"The magnitude of legal fees, while always unwelcome, is not a surprise as we settled two small matters and we had another go to trial while simultaneously making the decision to appeal another matter. It is difficult to believe that the magnitude of our legal challenges is actually contracting as many matters are finalized."

Earnings will be discussed in a conference call on Thursday, August 4, 2005, at 11 a.m. CDT. Interested parties may participate by calling 877-407-6177 and requesting the Littlefield Corporation Second Quarter 2005 Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.

Contact:
     Littlefield Corporation, Austin
     Jeffrey L. Minch, 512-476-5141
     jminch@littlefield.com

Source: Littlefield Corporation